Exhibit 99.1
Final Transcript

Conference Call Transcript

GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call

Event Date/Time: Apr 26, 2011 / 01:00PM GMT

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Final Transcript
Apr 26, 2011 / 01:00PM GMT, GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call
CORPORATE PARTICIPANTS
David Butters
GulfMark Offshore, Inc. — Chairman
Quintin Kneen
GulfMark Offshore, Inc. — EVP & CFO
Bruce Streeter
GulfMark Offshore, Inc. — President & CEO
CONFERENCE CALL PARTICIPANTS
James West
Barclays Capital — Analyst
Jeff Spittel
Madison Williams — Analyst
Joe Gibney
Capital One Southcoast — Analyst
Marius Gaard
Carnegie Investment Bank — Analyst
Matt Beeby
Global Hunter Securities — Analyst
PRESENTATION
Operator
Welcome, everyone, to the GulfMark Offshore, Inc. first-quarter 2011 earnings conference call. My name is Andrew and I will be your conference specialist for this presentation. On the call today are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; and Quintin Kneen, Chief Financial Officer.
After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Please note this event is being recorded. This conference call will include comments, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company’s filings with the SEC. The forward-looking comments on this conference call should not therefore be regarded as representations and that the projected outcomes can or will be achieved. Thank you. I would now like to turn the call over to Mr. David Butters, Chairman, GulfMark Offshore, Inc. Please go ahead.
David Butters - GulfMark Offshore, Inc. — Chairman
Thank you, Andrew and good morning, everyone and welcome to GulfMark Offshore’s first-quarter 2011 earnings conference call. We appreciate your attendance this morning.
As we suggested months ago, our first half of 2011 would be at best challenging. We knew we would have the normal forces working against us, seasonal downturn in the North Sea and an anemic recovery in the Gulf of Mexico. But being right on our predictions doesn’t make us feel any better.
I guess the good news is that most of the first half of 2011 is now behind us and we feel a heck of a lot better about the second half of this year than we did about the first half. Quintin Kneen, our Chief Financial Officer, will put some numbers on the first-quarter results and then later, our President and Chief Executive Officer will put a little color on the current market and his feeling about what things look like six months out from today. So Quintin, why don’t you take it from here and talk about the numbers please.

Final Transcript
Apr 26, 2011 / 01:00PM GMT, GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call
Quintin Kneen - GulfMark Offshore, Inc. — EVP & CFO
Thank you, David. As usual, Bruce and I will speak for about 15 to 20 minutes and then we will open it up for questions. And during the call, we will try to provide more clarity to the quarterly results and also to share some of our perspective on the near and long-term outlooks for the business.
As David mentioned, this was a tough quarter. It resulted in one of the lowest operating income quarters we have seen since early 2004, but it doesn’t change our perspective and outlook for 2012 and beyond. 2004 was the beginning of one of the strongest cycles the industry has seen and while we are perhaps hesitant to be that optimistic, we are certainly confident that a significant improvement in earnings is ahead of us.
As I customarily do, I will start with an overview of revenue, which I will cover by segment and then I will cover expenses on a consolidated basis. I will finish up with a recap of cash, debt and contract cover and then I will hand the call over to Bruce for a broader discussion of operations.
Consolidated revenue for the quarter was $81.3 million, which was down $6.6 million from the prior quarter. In the North Sea, revenue was $35.4 million for the quarter. The first quarter is typically weaker than other quarters and as we have done in the past, we took advantage of a low utilization, low day rate period and drydocked vessels.
Although revenue in the North Sea was down $2.5 million compared to the December quarter, it was up slightly compared to the first quarter of last year and in addition, the average day rate in the North Sea increased both on a sequential quarterly basis and in comparison to the same quarter last year.
Revenue in the Americas segment was $30.4 million, which was down $3.6 million from the prior quarter. The decrease was the result of the continued decline in utilization of the 14 vessels we have operating in the US Gulf of Mexico. Average utilization for the portion of the fleet operating in the US Gulf decreased approximately 18 percentage points during the quarter, which had the effect of reducing revenue by approximately $4.6 million.
If there is a silver lining with regards to the US Gulf of Mexico, it is that utilization increased in the last two months of Q1, which is a turnaround from Q4 when it was steadily decreasing throughout the quarter. Utilization for these 14 vessels was 52% for March and we expect the upward trend to continue.
Although the change in utilization in the US Gulf of Mexico had the most significant impact on the quarter, there are still 21 other vessels in the Americas segment. Of the remaining 21 vessels in the Americas segment, revenue increased approximately $1 million over the prior quarter.
Within this subset, we had two significant drydocks in Brazil for vessels that would otherwise have been generating revenue. So we anticipate an improvement in Q2 in the Americas segment as a result of continued increase in utilization in the US Gulf of Mexico, coupled with all of the vessels being back on hire in Brazil.
In Southeast Asia, revenue for the quarter was $15.5 million, down slightly or approximately $500,000 from the fourth quarter. The two new vessels that were delivered in Q3 2010 are continuing to get established, but the increase in revenue from that additional utilization is being offset by lower day rates as contracts roll over.
Consolidated direct operating expenses were up during the period. I expect that in 2011 that we will experience a quarterly run rate of between $44 million and $45 million per quarter. This reflects a slight cost increase, which is consistent with what we have seen over the past two years. In 2009, the average quarterly rate was $42 million. In 2010, the average quarterly rate increased to $43 million and for 2011, we are anticipating a quarterly average run rate of between $44 million and $45 million. The increase relates primarily to wage and cost inflation and this three-year trend is consistent with our internal expectations and forecasts.
We budgeted 10 drydocks for the first quarter of 2011 at a cost of $7 million and we completed those 10 drydocks during the quarter at a cost of $6.5 million. For the full year 2011, we are still anticipating spending approximately $17 million on 30 drydocks. For Q2, we are currently expecting to spend $5 million on 7 drydocks, 3 in the North Sea for approximately $3 million, 3 in the Americas for approximately $1 million and 1 drydock for approximately $1 million in Southeast Asia.

Final Transcript
Apr 26, 2011 / 01:00PM GMT, GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call
General and administrative expenses were up sequentially, which was as expected. We are anticipating that the average run rate for G&A costs will be just under $11.5 million per quarter during 2011 and Q1 is consistent with that expectation. Consolidated depreciation was up slightly compared to Q4 due to strengthening of the North Sea currencies. Our expectation is that quarterly depreciation continues to be approximately $14.5 million throughout 2011.
All in, as a result, consolidated operating income for the first quarter was $4.3 million reflecting an operating income margin of 5%. In general, the decline from the prior quarter reflects the decrease in revenue and the increase in drydock expense for the quarter. Interest expense for the quarter was down slightly reflecting the ongoing repayment of the term loan facility.
Depending on the movement of the three-month LIBOR rate, we expect interest expense to be approximately $5.8 million per quarter during 2011. We still expect tax expense for 2011 to be between 10% and 12%. Capital expenditures for the quarter were approximately $2 million. Our estimate of remaining CapEx for 2011 is $13 million.
Cash flow from operations for the quarter was $5 million, which reflects the relatively low operating income for the quarter, as well as working capital uses for such items as annual vessel insurance, annual bonuses and semi-annual interest payments. All else held constant, these items typically combine to make cash flow in the first quarter relatively low in comparison to the other three quarters of the year.
The swing [in the] level of non-cash working capital throughout the cycle is approximately $40 million based on the productive capacity of the fleet as it stands today. And the majority of that swing comes from the increase in receivables that occurs as the business improves. Currently, our working capital level is in the lower half of its swing range. As the business continues to improve, the investment in working capital will likewise increase and that will have an impact on operating cash flow in future periods. Cash on hand at quarter-end was $105.5 million. All totaled, net debt, total debt less cash, was $222.6 million at March 31, which reflects a decrease of $6.6 million since December 31.
We drew $10 million on the revolving credit facility during the quarter, similar to Q3 of last year. When we need cash domestically, it is cheaper to borrow under the revolver than to pay the tax and to repatriate the cash from our foreign operations.
On the Q4 call, I indicated that we expected net debt to be in the low $100 million range by the end of the year. Based on where we are at year to date, we are changing that expectation to be that we expect net debt will be below $150 million at year-end 2011.
To recap, at quarter-end, the senior notes represented $159.7 million of our outstanding indebtedness. There was $10 million outstanding under our $175 million revolving credit facility and the outstanding balance on the term loan facility is now $158.4 million. These debt amounts have not changed since quarter-end. Total outstanding indebtedness is therefore $328.1 million and net of cash, the balance at quarter-end was $222.6 million.
Contract cover for the remainder of 2011 stands currently at 66%. Consolidated contracted revenue for the remainder of 2011 is $218 million. That is revenue dollars. The $218 million of revenue dollars for the remainder of 2011 breaks out as follows — $102 million for the North Sea; $32 million for Southeast Asia; and $84 million for the Americas. Forward contract cover for 2012 stands currently at 37% and with that, I will turn the call over to Bruce to give more detail on current market conditions and more perspective on the remainder of 2011.
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
Thank you, Quintin and good morning, everyone. I know that David’s opening remarks set the tone for the quarter and provided some of what I would think is the positive upside for the potential this year. Recent analysts’ reports have highlighted the strength of the supply vessel market in the North Sea, the renewed potential in the Gulf of Mexico as permits start to appear and the ever-increasing number of drilling rigs on order.
Now the last item, the number of drilling rigs, I think is of particular importance as we look to the long-term future and the benefit within the industry. Now, I read an article recently that said the order book stands at 138 rigs with 37% of the firm orders having contracts already in place. There is a lot of investment and a lot of confidence in the future of offshore oil exploration. We need to and will be in a position to take advantage of that potential.
Last call, we spoke quite a bit about the weakness that was anticipated in 2011 and that we certainly expected the first half of the year to be weak. And I guess, as David noted, most of the first half is in the past now.

Final Transcript
Apr 26, 2011 / 01:00PM GMT, GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call
We have suggested that most people consider a recovery to be a 2012 event. We thought it could occur earlier and while I am not willing at this point to predict any instantaneous market change, I would suggest that the underlying market strength could result in us being able to overcome short-term factors quicker than anticipated.
Looking at where we are today, we have had a great start to the North Sea summer season. This higher utilization in the Gulf of Mexico in the very first part of April, that may be a flash in the pan. We have seen a number of very short fixtures and some of those vessels are coming back to the dock. But there is certainly some sense of optimism there. And we have seen a stronger interest particularly in our vessels in Southeast Asia than we expected.
So just as one of those things that you do for our audit committee meeting, last week, I took a comparison of a weekday in February of this year and compared it to the day of the meeting and I noted that the earned day rate in the UK operation was 60% higher than the previous month and in the Gulf of Mexico, we saw a gain of 20%. Probably not indicative of anything other than the reflection of that specific day, but I think it does identify the tone and the potential that is there.
When I talked about the UK and the Gulf of Mexico that excludes Norway and Brazil because both of those areas are long-term contract positions and in both cases, in February, there was one vessel off-hire, the one in Brazil in drydock, the one in Norway in the spot market and today, both of those vessels are working.
Asia did not have a similar improvement, but we have moved in that region from levels of — a great amount of uncertainty is how the year would develop to a situation where each vessel now has some level of contracts or letters of intent in place, providing some effect of forward cover for each vessel as we look at the year ahead.
Now, if I were to expand my single day comparison and look week-to-week, it would not be quite as dramatic. Certainly month-to-month probably be a little bit less so. But I suspect that the full month of April will show a strong gain against any of the months in the first quarter.
Short-term comparisons are only important to us when they are indicative of the strong potential for significant increases in our business and the ability to take advantage of breadth of changes. Volatility is a part of our business and the potential for rapid turnaround is always part of our industry. We always have to work on a strategy to develop longer-term benefit and that involves efforts focused on the future in both good and bad periods. We knew with 2011 certainly the first half was going to be like. We attempted as much as possible to push as many of those variable costs we could into the period when we anticipated lower revenue numbers. And we expect that we will benefit from that planning possibly sooner than we thought.
I know most people want to focus on 2012 and want to identify the marketplace and see what it looks like if and when the Gulf of Mexico recovers to some level of normalcy. I think it is important, however, to talk about the rest of 2012 before we focus on — I’m sorry — the rest of 2011 before we focus on 2012.
There is certainly a great deal of uncertainty in the Gulf of Mexico and we still have some difficult times ahead. We have heard that 12 deepwater permits have been issued, but, at this point, I think only 3 or maybe 4 rigs have actually mobilized to drilling locations. So strategically, we must base our strategy in other locations on the uncertainty here. Now, we assume that the Gulf of Mexico creates upside for the future and we are increasing contract coverage in other locales to offset the possibility of continued weakness in the short term.
If we look first at the North Sea, we see pretty significant improvement, a strong construction season combined with increased jackup activity and a movement of some of the mid-water semis coming back into the marketplace. When you [add] outside of the region for North Sea type equipment is for the last year with drilling programs in Greenland and the Falklands, but there has also been some increase in demand in areas such as Deepwater Egypt, the Black Sea starting up and of course, Brazil with Petrobras continuing to draw vessels from the region. So even though there are continuation of some new vessel deliveries, the offsets will definitely create a strong summer market.
We have looked at this as an opportunity to expand term contract cover and that generally is what happens in a good market and we have managed to do that this year. That cover includes a variety of contract areas and allows some ships to benefit from current market strength and others to add longer-term commitments. In fact, most recent communication from the area suggests that people are looking ahead asking about adding additional contract tenor to vessels where the contracts don’t expire until next year or later or switching vessels around to build and improve the mix that we have in the future.

Final Transcript
Apr 26, 2011 / 01:00PM GMT, GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call
Spot market exposure will exist in the second and to some extent in the third quarters, but will be limited. We did have one of the large anchor handlers out the first 19 days of April. A couple of the vessels had available days prior to contract starts and some of the positive rate changes that we have will occur at the end of this month or in the first half of May.
Overall, the North Sea will show building results in the second quarter and should be quite strong in the third. We are anticipating some level of weakness in the fourth quarter and the first quarter of 2012, similar to most years, but as we build forward contract cover, we look to reduce spot exposure and the influence of the winter market in the North Sea.
Quintin gave you sort of the generalized view on Southeast Asia. Mine is a little bit different. What I get from the responses and the feedback in the last week or two is that we will do reasonably well in that market and that these responses that we get for our vessels is better than what the general market expectations are. The bidding trends and fixtures have suggested that, from our perspective, we are not necessarily bidding to a weakening market. Generally, our rate offers and our rate fixtures are reasonably close to where vessels’ existing charter rates are.
We must keep in mind that not every letter of intent leads to a contract and that project completion dates and start dates can move creating larger off-hire periods than we anticipate. However, just in the last 10 days, we have added what we believe will be about 3 years worth of commitments in that region. And if everything under discussion actually came to fruition, we would need more boats than we have to get through this year.
I thought we had done really well in the North Sea the last few weeks, but I am extremely encouraged about what I am hearing out of Southeast Asia. I don’t expect an instantaneous or a rapid change in Southeast Asia. Probably it will be a slightly slower development than what we have seen in the North Sea, but certainly as we move into the second half of the year, I think we will see some positive benefit from that region as well.
The Americas had a very large impact on the first quarter. In the fourth quarter, we still had residual benefit in October and November from the Macondo response that drifted down throughout December. We had none of it in the first quarter and we generally look to operational usage of about 50% and as what our expectation was and that is how the quarter ended.
I did say last time that we would continue to look at positions outside of the Gulf of Mexico that didn’t impact our long-term ability to respond to the region and then particularly short-term contracts closer to the Gulf of Mexico were what we would like to focus on. And I mentioned that we had one vessel that was returning from Trinidad, but that I hoped and expected that it would return back to Trinidad and it will leave no later than this weekend for a term, but short-term contract in Trinidad following through on what we expected.
One other thing to highlight, and I think that perhaps in Quintin’s comments he did effectively mention that is we have now completed the drydock schedule in Brazil for the year, the last vessel drydock running into April, but that we also started 1 enhancement project on a vessel in that region and that we had started enhancement projects on 3 vessels in the Gulf of Mexico, all of which will take them out of service for some point of time during the second and third quarter and that — well, given the current market, I don’t expect that will have a large impact on revenue. Hopefully the market increases and we will see those vessels in improved condition working to a better Gulf of Mexico marketplace.
So we expect something better in the second half of the year, clearly, in 2012 for the Gulf of Mexico, but Brazil I think will return to the level of expectation for the rest of the year that we thought given that we have completed the drydock schedule.
Overall, we continue to do a fair amount of project work that includes upgrades on owned vessels, as I have mentioned. We will do 2 further DP installations during the course of the year and we will do a crane addition on 1 of our larger PSVs.
First quarter was (inaudible) on the maintenance and drydock side. We tried valiantly to spend $7 million and we did accomplish the 10 drydocks that were in the schedule and we actually did get an 11th vessel into dock, but a large part of that expense will be in a second-quarter event. We had 2 of the large anchor handlers out for maintenance in the first quarter, which obviously had an effect as they were out for a total of 56 days. Between those two vessels and one other docking, we had 3 vessels. We generally expect to show higher levels of revenue on a fleet basis out and off of charter for a good portion of the quarter.
In addition, wherever possible, we did maintenance when we had time available and that probably added to operating costs. We did come in reasonably close to where the estimate from the last quarter was and I think that comes in from having effective cost-reduction efforts in the Gulf of Mexico, offset by higher maintenance costs or higher application of maintenance costs in other areas.
Until utilization improves, we will continue to push to complete drydocks ahead of the schedule. Quintin has identified the plan for the second quarter. We are likely to move an additional Southeast Asia docking into that quarter, but that may be offset by moving drydocks back to meet either the timing of customer-dictated improvements or to be incorporated into the Gulf of Mexico enhancement projects.

Final Transcript
Apr 26, 2011 / 01:00PM GMT, GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call
We had a super effort by all involved in Q1 to get 10 plus drydockings, including the Brazilian ones completed in the quarter, with excellent cost control and to complete a large number of maintenance items that normally would occur across the course of the year. We are already seeing the benefit in the North Sea and I will sense that we will see a similar benefit sooner than expected in other regions. With that, I will throw it open to questions.
QUESTION AND ANSWER
Operator
(Operator Instructions). James West, Barclays Capital.
James West - Barclays Capital — Analyst
Good morning, guys. Bruce, curious about the Gulf of Mexico and the pricing trends that you are seeing there. Admittedly, towards the end of the year, everybody saw the utilization gap coming and so it seemed like pricing was mostly stable. As we have some vessels going back to work and the outlook obviously improving, is pricing still stable? Is it coming down? How is the market kind of reacting to the changing environment?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
I don’t know that pricing is changing very much. Obviously, it depends on the class of vessels, but having ready vessels with specific equipment works to a benefit. I am not sure that, on any given day, if you turned around and said to the market, hey, I need a [DP2] vessel with this that it would necessarily be available as quickly as you would expect. There have been a number, and I don’t know exactly how many, but there have been a number, particularly of the larger vessels, that have left the region. And I think that rates are clearly down on where they were and should be, but I don’t really see a whole lot of movement in them.
James West - Barclays Capital — Analyst
Okay. And then I know you said you weren’t sure exactly how many are the larger vessels, but do you have a ballpark of kind of new generation vessels that left the Gulf during the moratorium period and where we might be relative to overall supply?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
I don’t really — I mean I suspect other people are going to come up with a number, but the number of vessels that is the largest component of that is Chouest and I don’t think that they’ve put out numbers identifying how many vessels that have left the area. I think we could probably count up the other companies and I think you are probably looking at a number that is 15 to 25, but I don’t know that for sure. And if you make the assumption that Chouest is somewhere in an equal number, that may be a good number; it may not be.
James West - Barclays Capital — Analyst
And, Bruce, do you think that your utilization of your vessels in the Gulf is indicative of kind of market utilization for the higher spec assets?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
That would be a guess. I would think so. I mean our view has been to keep the vessels ready so that when people want a vessel for a week, two week, three-week type job, we have had them available. That seemed to work out particularly well at the beginning of April. We will see. A couple of those boats have come back. But I think the real sense of the Gulf of Mexico is, if you get a jump back in activity levels consistent with

Final Transcript
Apr 26, 2011 / 01:00PM GMT, GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call
where it was prior to Macondo, you are going to have difficulty meeting the requirements because of the number of vessels that have left the region for long-term contracts. And that is when you’re going to see the pop.
James West - Barclays Capital — Analyst
Right. Okay, that’s very helpful. Thanks, Bruce.
Operator
Jeff Spittel, Madison Williams.
Jeff Spittel - Madison Williams — Analyst
Thanks, good morning, guys. Bruce, have you seen any indications — I know it is very early days with the recovery in the Gulf of Mexico, but I think there is this notion that maybe we will see a little bit of heightened vessel intensity versus the number of rigs that go back to work versus where we were pre-Macondo. Any color as to early signs there?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
No. I don’t think you have seen very much. I know that a couple of the rigs that will or have started first had supply vessel support already in place and so you don’t see that. I mean I think people have focused on other matters, maintenance, some other aspects of work outside of drilling, but I don’t know that that necessarily will reflect in the expectation that you’re suggesting as far as a near-term pop.
Jeff Spittel - Madison Williams — Analyst
Okay. And then switching gears with regard to Mexico, there has been a little bit of positive chatter in the press about them reevaluating and maybe trying to ramp up some of their offshore plants. Have you seen any indication of that on your front and is that potentially an area where you might be looking to put vessels short term or is that even maybe an attractive market over the long term potentially for GulfMark?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
Well, I think it is an attractive market on the long term. We have three vessels working very well there. We felt that that marketplace has further potential and I think you have seen an increase in their planned jackup activity. And I think there will probably be some changes as far as how they handle people offshore given the recent problem they had with an accommodation unit. And they will, as this year progresses, start to get semis that are geared towards drilling in deeper water and I think that changes the mix of equipment requirements down there.
So it is definitely an area that will show potential and as the jackups go back to work, the number of vessels in Mexico will increase. Historically, the logical place for those vessels to come from has been the Gulf of Mexico.
Jeff Spittel - Madison Williams — Analyst
Okay. Thanks very much. I appreciate it.
Operator
Joe Gibney, Capital One Southcoast.
Joe Gibney - Capital One Southcoast — Analyst

Final Transcript
Apr 26, 2011 / 01:00PM GMT, GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call
Thanks, good morning. Just wanted to follow up a little bit on some vessel disposition on the Americas side. What is the Trinidad vessel count now? I know you referenced the one that probably will be returning there on a term basis, but is it 9 vessels now in Trinidad when that occurs and is the term spot mix — I think previously it was around 5 term and 3 spot. I was just curious what that mix is now?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
Well, I believe you have got the right number. I think it is 9. All of them are on two month or longer contracts.
Joe Gibney - Capital One Southcoast — Analyst
All right. That’s helpful. The remaining North Sea spot exposure, am I correct that it was 1 currently. Did you reference that?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
I didn’t reference that. But I did write up a list just in case somebody asked the question. We have the one large anchor handler in the spot market. We have a couple of vessels that are currently in the spot market, but they go to term contracts at the beginning of or during May. And then we have a couple of vessels that turn over in the quarter that may end up in the spot market or they may get extended where they are or contracted elsewhere. But that is basically it.
Joe Gibney - Capital One Southcoast — Analyst
Okay, that’s helpful. And Quintin, I just wanted to confirm your comments there. Average utilization Gulf of Mexico for the quarter, I believe you indicated minus 18% average utilization here for 1Q. I just wanted to confirm that was correct.
Quintin Kneen - GulfMark Offshore, Inc. — EVP & CFO
When we talked about the vessels in the Gulf of Mexico, they were down 18% quarter-over-quarter and for the month of March, they were 52%. But the average for the quarter for that same group of vessels was in the low 40%s.
Joe Gibney - Capital One Southcoast — Analyst
Low 40%s. Helpful. I appreciate it. Thank you.
Operator
Marius Gaard, Carnegie.
Marius Gaard - Carnegie Investment Bank — Analyst
Hi, guys. Good morning. A kind of standard question for me at the conference call, but it sounds — I mean in your opening statements, you were talking about 2004 being the turning point for the last cycle and now it also seems like we are at some kind of a turning point. So I am just curious, do you see any opportunities to grow your fleet at the current stage? It looks like interesting times to maybe add some assets.
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
I think it is an interesting question. Obviously, historically, we don’t say anything ahead of actual announcements of what we are doing, but as you reflect on and as you evaluate marketplace, you have to focus on that question and we certainly will.
Marius Gaard - Carnegie Investment Bank — Analyst

Final Transcript
Apr 26, 2011 / 01:00PM GMT, GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call
All right. And then a final question, you were talking about some vessels due for some enhancements and DP installations. Are those projects included in the drydock guiding for 2011 or is there additional —?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
They are largely in the $15 million CapEx that Quintin identified. Two of the projects are customer-sponsored so a large or some part of the enhancement budget is coming from them. So that portion of it is outside the $15 million, but the rest of it is all within the existing CapEx. Everything is what was planned.
Marius Gaard - Carnegie Investment Bank — Analyst
All right. That is it.
Operator
Matt Beeby, Global Hunter Securities.
Matt Beeby - Global Hunter Securities — Analyst
Good morning. When you look at drydocking expectations for 2012 knowing that the first couple quarters in 2011 are pretty heavy, can you put any numbers down for 2012 expectations at least in drydocking? Even maybe if it is relative to 2011?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
Well, one of the things, of course, the mix of the vessels that go into drydock affects it where they are in the timing. We had fingers crossed the whole quarter on Brazil because drydock space, drydock capability there is difficult, drydock expense is somewhat higher in that region. So you kind of breathe a sigh of relief when you have got past that.
I mentioned we thought that the guys had done a really good effort to keep cost control and to keep the drydocks in place and then I compared first quarter of this year with first quarter of last year and we actually spent almost as much on drydocks during the first quarter of last year. But it was a different mix. It was the first time through on some of the larger Gulf of Mexico vessels and the first drydock under our ownership. There was some greater expense in those vessels.
So I would say if you had to look at the first quarter of 2012 that the number between $6 million and $7 million is probably a good number that we will try to do that much. Whether we will do $5 million in the second quarter next year or not, I don’t know. I haven’t looked ahead. This is a particularly heavy drydock year, 2011. I think we have fewer drydocks in total in 2012. So it may taper down more rapidly next year.
Matt Beeby - Global Hunter Securities — Analyst
Okay, just on pure number of vessels then it should be less year-over-year?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
I believe so. I haven’t actually looked at 2012, but I do know that ‘11 is a high mark on the current going back to Marius’ question on the current number of vessels.
Matt Beeby - Global Hunter Securities — Analyst

Final Transcript
Apr 26, 2011 / 01:00PM GMT, GLF — Q1 2011 Gulfmark Offshore Inc Earnings Conference Call
That is helpful. Thank you. And then as you look at North Sea expectations for utilization in the coming quarter, do you think it is more in 2Q and more at the historical second-quarter level or are we still climbing out of a lower 1Q number and maybe not quite as high as it has been in the recent years?
Bruce Streeter - GulfMark Offshore, Inc. — President & CEO
Well, I tried to identify that we will have some days off in April in particular, but as we move into May and June, I don’t obviously know for sure what the spot market is going to do, but excluding the limited exposure in the spot market, I would expect that May and June are going to be very high utilization in the North Sea.
Matt Beeby - Global Hunter Securities — Analyst
Okay, thank you.
Operator
I have no other questions in the queue, so that will conclude today’s question-and-answer session. I would like to turn the conference back over to Mr. Butters, Chairman, for any closing comments.
David Butters - GulfMark Offshore, Inc. — Chairman
Thank you, Andrew. And the only closing comment I have is that I will welcome everyone back in three months time, hopefully with a more encouraging message and thank you all for joining us.
Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.
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